Exhibit 99.1

CBTX, Inc. Declares Quarterly Dividend
and Announces New Share Repurchase Program

HOUSTON, Texas (September 16, 2021) – CBTX, Inc. (Nasdaq: CBTX), the bank holding company for CommunityBank of Texas N.A., today announced that its Board of Directors declared a quarterly cash dividend in the amount of $0.13 per share of common stock. The dividend will be payable on October 15, 2021 to shareholders of record as of the close of business on October 1, 2021.

CBTX, Inc. (the “Company”) further announced that its Board of Directors authorized a new share repurchase program under which the Company may repurchase up to $40 million of the Company’s common stock beginning after the close of business through September 30, 2022.

Repurchases under the newly authorized program may be made from time to time at the Company’s discretion in open market transactions, through block trades, in privately negotiated transactions, and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a community bank, offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by conditional or future language such as the word “will”, among others. These statements (including future payments of dividends) are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including risks and factors related to the Company’s financial performance and results of operations, regulatory risks and the costs, effects, and results of regulatory examinations, reviews, or investigations, or the ability to obtain required regulatory approvals, interest rate risks, economic risks related to the impact of COVID-19 and the sustained instability of the oil and gas industry in general and within Texas (including risks related to our customer’s credit quality, deferrals and modifications to loans), and other hazards such as weather conditions, other pandemics, acts of war or terrorist acts and the governmental or military response thereto, and those additional risks and factors set forth from time to time in the documents filed or furnished by CBTX, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and CBTX, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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Investor Relations:	Media Contact:

Justin M. Long	Ashley Warren
281.325.5013	713.210.7622
investors@CBoTX.com	awarren@CBoTX.com